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                          CONSENT OF DIRECTOR DESIGNEE



To The Board of Directors
Educational Video Conferencing, Inc.

                  The undersigned hereby consents to the use of my name and the statements with respect to me appearing under the headings "Management," "Certain Transactions," "Principal Stockholders" included in the Registration Statement.




                                                              WILLIAM R. CODA


New York, New York
October 20, 1998